EXHIBIT 10.3

AMENDMENT TO THE SPX CORPORATION

2005 NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

Pursuant to the powers of amendment reserved in Section 5 of the SPX Corporation 2005 Non-Employee Directors’ Compensation Plan (the “Plan”), effective as of June 22, 2005, SPX Corporation hereby amends the Plan in the following manner:

1.                Section 4 is amended by the addition of the following subsection 4.6:

“4.6                                    Conversion of EVA Bank Balances.  Effective as of June 23, 2005, the EVA bonus bank balances of the Non-Employee Directors under subsection 8.1 of the SPX Corporation 1997 Non-Employee Directors’ Compensation Plan (the “Bank Balances”) shall be converted into Performance Shares.  For each applicable Non-Employee Director, his or her Bank Balance as of June 22, 2005 shall be converted into such number of Performance Shares as is equal to such Bank Balance as of June 22, 2005 divided by the Fair Market Value of SPX Common Stock on June 22, 2005 (rounding up for fractional shares).  Such Performance Shares shall be granted to the applicable Non-Employee Director on June 23, 2005 and shall vest in three equal annual installments on the first, second and third anniversaries of such grant date (provided the Non-Employee Director is still a member of the Board as of the applicable date).  Any unvested portion of such Performance Shares shall be forfeited and cancelled upon the date on which the Non-Employee Director ceases to be a member of the Board for any reason other than death or disability.  Notwithstanding the foregoing, any unvested Performance Shares (which have not been forfeited and cancelled pursuant to the preceding sentence) shall vest upon the earlier of (i) the death or disability of the Non-Employee Director, or (ii) a Change of Control.  The Performance Shares granted under this subsection 4.6 shall be subject to all provisions of the Plan other than subsections 4.1 and 4.2.”